Exhibit 99(a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of
Common Stock
(Including the Associated Rights to Purchase Series A Junior Participating Preferred Stock)
and
Shares of Series A Convertible Participating Preferred Stock
of
Bioenvision, Inc.
at
$5.60 Net Per Share of Common Stock
and
$11.20 Net Per Share of Series A Convertible Participating Preferred Stock,
plus all accrued but unpaid dividends

Pursuant to the Offer to Purchase
Dated June 4, 2007
by
Wichita Bio Corporation
a wholly-owned subsidiary of
Genzyme Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JULY 2, 2007, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	June 4, 2007

Wichita Bio Corporation, a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Genzyme Corporation a Massachusetts corporation (“Genzyme”), and Genzyme have appointed Banc of America Securities LLC to act as Dealer Manager in connection with the offer to purchase all outstanding shares of common stock, par value $0.001 per share, including the associated rights to purchase Series A Junior Participating Preferred Stock (the “Common Shares”), and to purchase all outstanding shares of Series A Convertible Participating Preferred Stock, $0.001 par value per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of Bioenvision, Inc., a Delaware corporation (“Bioenvision”), at a price of $5.60 per share, net to the seller in cash without interest, for each outstanding Common Share, and $11.20 per share plus all accrued but unpaid dividends, net to the seller in cash without interest, for each outstanding Preferred Share (such prices, or any higher prices per share as may be paid pursuant to the Offer, are referred to in this letter as the “Common Stock Offer Price” and the “Preferred Stock Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 4, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitutes the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.                The Offer to Purchase, dated June 4, 2007;

2.                A Letter of Transmittal to be used by stockholders of Bioenvision in accepting the Offer;

3.                A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4.                The Notice of Guaranteed Delivery with respect to the Shares; and

5.                The Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date (1) that number of Common Shares which, when added to any Common Shares owned by the Purchaser and Genzyme, represents a majority of the issued and outstanding Common Shares (assuming, for purposes of such calculation, the exercise or conversion of all vested “in-the-money” options and “in-the-money” warrants to purchase Shares) and (2) 100% of the outstanding Preferred Shares, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated if a filing is required under such Act, and certain required governmental approvals, waivers, consents or clearances having been obtained. The Offer is also conditioned upon the satisfaction of other conditions set forth in “The Tender Offer—Section 14—Certain Conditions of the Offer” of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:01 a.m., New York City time, on July 2, 2007, unless extended.

The Board of Directors of Bioenvision has unanimously recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer. At a meeting held on May 28, 2007, the Board of Directors of Bioenvision, by unanimous vote, (1) approved the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined below), and (2) that the stockholders accept the Offer, tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and each of the transactions contemplated thereby. The Board of Directors of Bioenvision has unanimously determined that the Offer and the Merger (as defined below) are advisable, fair to and in the best interests of the stockholders of Bioenvision.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 29, 2007 (the “Merger Agreement”), among Genzyme, the Purchaser and Bioenvision, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Bioenvision, with the surviving entity, Bioenvision, becoming a direct wholly-owned subsidiary of Genzyme (the “Merger”). In the Merger, each outstanding Common Share (other than Shares owned by Genzyme, the Purchaser, any wholly-owned subsidiary of Genzyme or Bioenvision or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Common Stock Offer Price in cash, without interest thereon. Each outstanding Preferred Share (other than Shares owned by Genzyme, the Purchaser, any wholly-owned subsidiary of Genzyme or Bioenvision or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Preferred Stock Offer Price in cash, without interest thereon. The Merger Agreement is more fully described in “The Tender Offer—Section 12—Purpose of the Offer; The Merger Agreement; Plans for Bioenvision” of the Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the American Stock Transfer & Trust Company (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager, Depositary and Innisfree M&A Incorporated, which is acting as the

Information Agent for the Offer) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions may be directed to the Information Agent or us as Dealer Manager at the respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent, at the address appearing on the back cover of the Offer to Purchase.

Very truly yours,
Banc of America Securities LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, GENZYME, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.